US$150,000,000

FILED PURSUANT TO RULE 433

5.85% SENIOR NOTES DUE 2016 (RE-OPENING)

FILE NO. 333-132177

Terms and Conditions:

Issuer:	Citigroup Inc.

Ratings:	Aa1/AA-/AA+ (Moody’s/S&P/Fitch)

Trade Date:	October 31, 2006

Settlement Date:	November 7, 2006 (T+5 days)

Maturity:	August 2, 2016

Par Amount:	$150,000,000. Upon settlement, the notes will form part of the same series as, and will be fungible with, Citigroup’s outstanding 5.85% Senior Notes due 2016 issued on August 2, 2006, and the aggregate principal amount of this series of notes will be $1,150,000,000.

Semiannual Coupon:	5.85% per annum

Public Offering Price:	103.547%

Net Proceeds to Citigroup:	$156,998,625 (before expenses but including accrued interest)

Interest Payment Dates:	Semiannually on the 2nd of each February and August. Following business day convention.

First Coupon:	February 2, 2007.

Day Count:	30/360.

Defeasance:	Applicable. Provisions of Sections 11.03 and 11.04 of the Indenture apply.

Redemption at Issuer Option:	Only for tax purposes.

Redemption for Tax Purposes:	Applicable at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-United States persons. Redemption as a whole, not in part.

Sinking Fund:	Not applicable.

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange.

Minimum Denomination/Multiples:	$100,000/ multiples of $1,000 in excess thereof

Sole Book Manager:	Citigroup Global Markets Inc.

Co-Managers:	Muriel Siebert & Co., Inc. SBK-Brooks Investment Corp.

CUSIP:	172967 DQ 1

ISIN:	US172967DQ13

Common Code:	026336279

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-132177. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.